Exhibit 99.1
PCB Bancorp Reports Earnings of $8.7 million for Q4 2022 and $35.0 million for 2022
Los Angeles, California - January 26, 2023 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of PCB Bank (the “Bank”), today reported net income of $8.7 million, or $0.58 per diluted common share, for the fourth quarter of 2022, compared with $7.0 million, or $0.46 per diluted common share, for the previous quarter and $10.7 million, or $0.70 per diluted common share, for the year-ago quarter. For 2022, net income was $35.0 million, or $2.31 per diluted common share, compared with $40.1 million, or $2.62 per diluted common share, for the previous year.
Q4 2022 and Full Year Highlights
•Net income totaled $8.7 million, or $0.58 per diluted common share, for the current quarter and $35.0 million, or $2.31 per diluted common share, for the current year;
◦The Company recorded a provision (reversal) for loan losses of $1.1 million for the current quarter compared with $3.8 million for the previous quarter and $(1.5) million for the year-ago quarter. For the current year, provision (reversal) for loan losses was $3.6 million compared with $(4.6) million for the previous year.
◦Allowance for loan losses (“Allowance”) to loans held-for-investment(1) ratio was 1.22% at December 31, 2022 compared with 1.21% at September 30, 2022 and 1.29% at December 31, 2021. Adjusted Allowance to loans held-for-investment ratio(2) was 1.22% at December 31, 2022 compared with 1.21% at September 30, 2022 and 1.34% at December 31, 2021.
◦Net interest income was $24.3 million for the current quarter compared with $24.0 million for the previous quarter and $20.1 million for the year-ago quarter. Net interest margin was 4.15% for the current quarter compared with 4.25% for the previous quarter and 3.87% for the year-ago quarter. For the current year, net interest income and net interest margin were $89.6 million and 4.08%, respectively, compared with $77.1 million and 3.83%, respectively, for the previous year.
◦Gain on sale of loans was $759 thousand for the current quarter compared with $1.4 million for the previous quarter and $3.4 million for the year-ago quarter. For the current year, gain on sale of loans was $8.0 million compared with $12.9 million for the previous year.
•Total assets were $2.42 billion at December 31, 2022, an increase of $93.0 million, or 4.0%, from $2.33 billion at September 30, 2022 and an increase of $270.3 million, or 12.6%, from $2.15 billion at December 31, 2021.
•Loans held-for-investment were $2.05 billion at December 31, 2022, an increase of $86.8 million, or 4.4%, from $1.96 billion at September 30, 2022 and an increase of $313.9 million, or 18.1%, from $1.73 billion at December 31, 2021;
•Total deposits were $2.05 billion at December 31, 2022, an increase of $67.9 million, or 3.4%, from $1.98 billion at September 30, 2022 and an increase of $178.8 million, or 9.6%, from $1.87 billion at December 31, 2021;
•The Company opened 1 new full-service branch in Carrollton, Texas; and
•As of December 31, 2022, the Company repurchased and retired 362,557 shares of common stock for an aggregate cost of $6.7 million under the repurchase program announced on July 28, 2022. On January 26, 2023, the Company announced the amendment to the repurchase program, which extended the program expiration from February 1, 2023 to February 1, 2024.
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(1)     Loans held-for-investment are presented net of deferred fees and costs in this press release.
(2)     Adjusted Allowance to loans held-for-investment ratio is a non-GAAP measure, which excludes U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans from loans held-for-investment. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

“We are pleased to announce another solid financial performance for the fourth quarter of 2022 to close out the year,” stated Henry Kim, President and Chief Executive Officer. “For the fourth quarter, we achieve a well-balance loan held-for-investment portfolio growth of $86.8 million, or 17.6% annualized, that contributed to further diversification, sound deposit balance growth of $67.9 million, or 13.6% annualized, in spite of the ongoing challenges in the deposit market due to competition and rising market interest rate environment, and a record net interest income of $24.3 million.”
“During the 2022 fourth quarter, we successfully executed several key strategic plans of expanding our branch network in Texas by opening a full service branch in Carrollton to complement our Dallas branch that opened in September 2022, maintaining our exceptional credit quality by being proactive with our borrowers, and actively continuing our stock repurchase program.”
“As we look ahead of 2023 and beyond, our strong balance sheet combined with our exceptionally robust capital position will provide us with the capacity to maneuver through potential uncertain economic environment ahead. We remain entirely committed to helping for the success of our customers and increase the shareholder value through disciplined growth.”
Financial Highlights (Unaudited)

($ in thousands, except per share data)	Three Months Ended					Year Ended
	12/31/2022	9/30/2022	% Change	12/31/2021	% Change	12/31/2022	12/31/2021	% Change
Net income	$8,702	$6,953	25.2%	$10,676	(18.5)%	$34,987	$40,103	(12.8)%
Diluted earnings per common share	$0.58	$0.46	26.1%	$0.70	(17.1)%	$2.31	$2.62	(11.8)%

Net interest income	$24,265	$24,023	1.0%	$20,095	20.8%	$89,632	$77,137	16.2%
Provision (reversal) for loan losses	1,149	3,753	(69.4)%	(1,462)	NM	3,602	(4,596)	NM
Noninterest income	2,389	3,176	(24.8)%	4,838	(50.6)%	14,499	18,434	(21.3)%
Noninterest expense	13,115	13,695	(4.2)%	11,168	17.4%	51,126	43,208	18.3%

Return on average assets (1)	1.44%	1.19%		2.01%		1.54%	1.96%
Return on average shareholders’ equity (1)	10.31%	8.16%		16.84%		11.42%	16.52%
Return on average tangible common equity (“TCE”) (2)	12.99%	10.25%		16.84%		13.23%	16.52%
Net interest margin (1)	4.15%	4.25%		3.87%		4.08%	3.83%
Efficiency ratio (3)	49.20%	50.35%		44.79%		49.10%	45.21%

($ in thousands, except per share data)	12/31/2022	9/30/2022	% Change	12/31/2021	% Change
Total assets	$2,420,036	$2,327,051	4.0%	$2,149,735	12.6%
Net loans held-for-investment	2,021,121	1,935,476	4.4%	1,709,824	18.2%
Total deposits	2,045,983	1,978,098	3.4%	1,867,134	9.6%
Book value per common share (4)	$22.94	$22.40		$17.24
TCE per common share (2)	$18.21	$17.75		$17.24
Tier 1 leverage ratio (consolidated)	14.33%	14.74%		12.11%
Total shareholders’ equity to total assets	13.86%	14.30%		11.92%
TCE to total assets (2), (5)	11.00%	11.33%		11.92%

(1)Ratios are presented on an annualized basis.
(2)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.
(3)Calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
(4)Calculated by dividing total shareholders’ equity by the number of outstanding common shares.
(5)The Company did not have any intangible asset component for the presented periods.

Result of Operations (Unaudited)
Net Interest Income and Net Interest Margin
The following table presents the components of net interest income for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2022	9/30/2022	% Change	12/31/2021	% Change	12/31/2022	12/31/2021	% Change
Interest income/expense on
Loans	$28,786	$24,835	15.9%	$20,363	41.4%	$95,054	$79,155	20.1%
Investment securities	957	806	18.7%	441	117.0%	2,907	1,613	80.2%
Other interest-earning assets	1,833	1,194	53.5%	191	859.7%	3,790	704	438.4%
Total interest-earning assets	31,576	26,835	17.7%	20,995	50.4%	101,751	81,472	24.9%
Interest-bearing deposits	7,295	2,798	160.7%	847	761.3%	11,984	4,043	196.4%
Borrowings	16	14	14.3%	53	(69.8)%	135	292	(53.8)%
Total interest-bearing liabilities	7,311	2,812	160.0%	900	712.3%	12,119	4,335	179.6%
Net interest income	$24,265	$24,023	1.0%	$20,095	20.8%	$89,632	$77,137	16.2%
Average balance of
Loans	$2,004,220	$1,905,366	5.2%	$1,758,421	14.0%	$1,872,557	$1,702,073	10.0%
Investment securities	134,066	137,363	(2.4)%	128,650	4.2%	132,538	130,437	1.6%
Other interest-earning assets	182,018	200,367	(9.2)%	175,468	3.7%	194,205	179,353	8.3%
Total interest-earning assets	$2,320,304	$2,243,096	3.4%	$2,062,539	12.5%	$2,199,300	$2,011,863	9.3%
Interest-bearing deposits	$1,269,739	$1,137,739	11.6%	$1,008,027	26.0%	$1,111,449	$1,022,099	8.7%
Borrowings	1,739	2,033	(14.5)%	13,315	(86.9)%	6,290	31,302	(79.9)%
Total interest-bearing liabilities	$1,271,478	$1,139,772	11.6%	$1,021,342	24.5%	$1,117,739	$1,053,401	6.1%
Total funding (1)	$2,043,110	$1,965,134	4.0%	$1,845,846	10.7%	$1,949,360	$1,790,617	8.9%
Annualized average yield/cost of
Loans	5.70%	5.17%		4.59%		5.08%	4.65%
Investment securities	2.83%	2.33%		1.36%		2.19%	1.24%
Other interest-earning assets	4.00%	2.36%		0.43%		1.95%	0.39%
Total interest-earning assets	5.40%	4.75%		4.04%		4.63%	4.05%
Interest-bearing deposits	2.28%	0.98%		0.33%		1.08%	0.40%
Borrowings	3.65%	2.73%		1.58%		2.15%	0.93%
Total interest-bearing liabilities	2.28%	0.98%		0.35%		1.08%	0.41%
Net interest margin	4.15%	4.25%		3.87%		4.08%	3.83%
Cost of total funding (1)	1.42%	0.57%		0.19%		0.62%	0.24%
Supplementary information
Net accretion of discount on loans	$869	$867	0.2%	$815	6.6%	$3,551	$3,504	1.3%
Net amortization of deferred loan fees	$167	$243	(31.3)%	$1,434	(88.4)%	$2,181	$6,096	(64.2)%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Loans. The increases in average yield for the current quarter and year were primarily due to an increase in overall interest rates on loans from the rising interest rate environment, partially offset by a decrease in net amortization of deferred loan fees from the decreased amount of SBA PPP loan payoffs.
The following table presents a composition of total loans by interest rate type accompanied with the weighted-average contractual rates as of the dates indicated:

	12/31/2022		9/30/2022		12/31/2021
	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate
Fixed rate loans	23.2%	4.51%	24.0%	4.43%	28.4%	3.98%
Hybrid rate loans	39.1%	4.40%	38.0%	4.23%	29.1%	4.16%
Variable rate loans	37.7%	7.86%	38.0%	6.75%	42.5%	3.95%

Investment Securities. The increases in average yield for the current quarter and year were primarily due to a decrease in net amortization of premiums on mortgage-backed securities and collateralized mortgage obligations and higher yield on newly purchased investment securities.
Other Interest-Earning Assets. The increases in average yield for the current quarter and year were primarily due to an increased interest rate on cash held at the Federal Reserve Bank (“FRB”) account. The increases in average balance for the current quarter and year compared with the same periods of 2021 were primarily due to an increase in average balance of deposits and the Emergency Capital Investment Program (“ECIP”) capital investment, partially offset by an increase in loans. The Company maintains most of its cash at the FRB account.
Interest-Bearing Deposits. The increases in average cost for the current quarter and year were primarily due to an increase in market rates.
Provision (reversal) for Loan Losses
Provision (reversal) for loan losses was $1.1 million for the current quarter compared with $3.8 million for the previous quarter and $(1.5) million for the year-ago quarter. For the current and previous years, provision (reversal) for loan losses was $3.6 million and $(4.6) million, respectively. The additional provision for loan losses for the current quarter was primarily due to an increase in gross loan balance. For the current year, the additional provision for loan losses was primarily due to an increase in gross loan balance and changes in qualitative adjustment factors related to current economic conditions.
The Company recorded net charge-offs (recoveries) of $(32) thousand for the current quarter compared with $1.1 million for the previous quarter and $(36) thousand for the year-ago quarter. For the current and previous years, the Company recorded net charge-offs (recoveries) of $1.0 million and $(467) thousand, respectively.
Adjusted Allowance to loans held-for-investment ratio(1) was 1.22%, 1.21% and 1.34% at December 31, 2022, September 30, 2022 and December 31, 2021, respectively.
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(1)     Adjusted Allowance to loans held-for-investment ratio is a non-GAAP measure, which excludes SBA PPP loans from loans held-for-investment. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

Noninterest Income
The following table presents the components of noninterest income for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2022	9/30/2022	% Change	12/31/2021	% Change	12/31/2022	12/31/2021	% Change
Gain on sale of loans	$759	$1,415	(46.4)%	$3,374	(77.5)%	$7,990	$12,932	(38.2)%
Service charges and fees on deposits	352	341	3.2%	308	14.3%	1,326	1,195	11.0%
Loan servicing income	734	780	(5.9)%	688	6.7%	2,969	2,770	7.2%
Bank-owned life insurance income	181	178	1.7%	108	67.6%	706	108	553.7%
Other income	363	462	(21.4)%	360	0.8%	1,508	1,429	5.5%
Total noninterest income	$2,389	$3,176	(24.8)%	$4,838	(50.6)%	$14,499	$18,434	(21.3)%

Gain on Sale of Loans. The following table presents information on gain on sale of loans for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2022	9/30/2022	% Change	12/31/2021	% Change	12/31/2022	12/31/2021	% Change
Gain on sale of SBA loans
Sold loan balance	$17,448	$27,313	(36.1)%	$36,765	(52.5)%	$122,886	$126,839	(3.1)%
Premium received	1,102	2,036	(45.9)%	3,683	(70.1)%	9,944	14,043	(29.2)%
Gain recognized	759	1,407	(46.1)%	3,363	(77.4)%	7,982	12,775	(37.5)%
Gain on sale of residential property loans
Sold loan balance	$—	$858	(100.0)%	$559	(100.0)%	$858	$10,382	(91.7)%
Gain recognized	—	8	(100.0)%	9	(100.0)%	8	151	(94.7)%

The Company also sold certain commercial property loans of $3.4 million and $8.6 million during the year-ago quarter and previous year, respectively.
Loan Servicing Income. The following table presents information on loan servicing income for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2022	9/30/2022	% Change	12/31/2021	% Change	12/31/2022	12/31/2021	% Change
Loan servicing income
Servicing income received	$1,284	$1,302	(1.4)%	$1,202	6.8%	$5,103	$4,779	6.8%
Servicing assets amortization	(550)	(522)	5.4%	(514)	7.0%	(2,134)	(2,009)	6.2%
Loan servicing income	$734	$780	(5.9)%	$688	6.7%	$2,969	$2,770	7.2%
Underlying loans at end of period	$531,095	$538,904	(1.4)%	$519,706	2.2%	$531,095	$519,706	2.2%

The Company services SBA loans and certain residential property loans that are sold to the secondary market.

Noninterest Expense
The following table presents the components of noninterest expense for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2022	9/30/2022	% Change	12/31/2021	% Change	12/31/2022	12/31/2021	% Change
Salaries and employee benefits	$7,879	$8,457	(6.8)%	$7,061	11.6%	$33,056	$27,974	18.2%
Occupancy and equipment	1,897	1,650	15.0%	1,417	33.9%	6,481	5,575	16.3%
Professional fees	607	587	3.4%	585	3.8%	2,239	2,159	3.7%
Marketing and business promotion	724	909	(20.4)%	586	23.5%	2,150	1,656	29.8%
Data processing	434	427	1.6%	408	6.4%	1,706	1,572	8.5%
Director fees and expenses	176	179	(1.7)%	161	9.3%	706	594	18.9%
Regulatory assessments	159	150	6.0%	138	15.2%	597	537	11.2%
Other expense	1,239	1,336	(7.3)%	812	52.6%	4,191	3,141	33.4%
Total noninterest expense	$13,115	$13,695	(4.2)%	$11,168	17.4%	$51,126	$43,208	18.3%

Salaries and Employee Benefits. The decrease for the current quarter compared with the previous quarter was primarily due to decreases in bonus and vacation accruals, and incentives tied to the sales of Loan Production Offices (“LPO”) originated SBA loans, partially offset by a decrease in loan origination cost, which offsets the recognition of salaries. The increases for the current quarter and year compared with the same periods of 2021 were primarily due to increases in salaries and other employee benefit expense from the increased number of employees and a decrease in loan origination cost, partially offset by a decrease the incentives tied to sales of LPO originated SBA loans.
Total loan origination cost included in salaries and employee benefits were $345 thousand, $488 thousand and $435 thousand for the current, previous and year-ago quarters, respectively, and $1.7 million and $2.2 million for the current and previous years, respectively. The Company recognized a higher loan origination cost for the previous year primarily due to the SBA PPP loan production in the first quarter of 2021. The number of full-time equivalent employees was 272, 274 and 248 as of December 31, 2022, September 30, 2022 and December 31, 2021, respectively.
Occupancy and Equipment. The increases for the current quarter and year were primarily due to new branch openings. The Company opened 3 new full-service branches in Dallas and Carrollton, Texas and Palisades Park, New Jersey during the current year.
Professional Fees. The increases for the current quarter and year were primarily due to the additional legal expenses associated with the on-going legal matters related to the 2021 Network and Data Incident, partially offset by a decrease in internal audit fees.
Marketing and Business Promotion. The increases for the current year was primarily due to increases in marketing activities and advertisement for the Bank's name change to PCB Bank and new branch openings.
Director Fees and Expenses. The increases for the current quarter and year compared with the same periods of 2021 were primarily due to a new director appointed during the fourth quarter of 2021.
Other Expense. The increases for the current quarter and year compared with the same periods of 2021 were primarily due to an increase in office expense for the new branches. The decrease for the current quarter compared with the previous quarter was primarily due to a legal settlement of $150 thousand for the previous quarter.

Balance Sheet (Unaudited)
Total assets were $2.42 billion at December 31, 2022, an increase of $93.0 million, or 4.0%, from $2.33 billion at September 30, 2022 and an increase of $270.3 million, or 12.6%, from $2.15 billion at December 31, 2021. The increase for the current quarter was primarily due to increases in cash and cash equivalents, securities available-for-sale, loans held-for-sale and loans held-for-investment. The increase for the current year was primarily due to increases in loans held-for-investment and securities available-for-sale, partially offset by decreases in cash and cash equivalents and loans held-for-sale.
Loans
The following table presents a composition of total loans (includes both loans held-for-sale and loans held-for-investment) as of the dates indicated:

($ in thousands)	12/31/2022	9/30/2022	% Change	12/31/2021	% Change
Real estate loans
Commercial property	$1,288,392	$1,271,781	1.3%	$1,105,843	16.5%
Residential property	333,726	297,506	12.2%	209,485	59.3%
SBA property	134,892	136,088	(0.9)%	129,661	4.0%
Construction	17,054	14,592	16.9%	8,252	106.7%
Commercial and industrial loans
Commercial term	77,700	80,225	(3.1)%	73,438	5.8%
Commercial lines of credit	154,142	117,960	30.7%	100,936	52.7%
SBA commercial term	16,211	16,542	(2.0)%	17,640	(8.1)%
SBA PPP	1,197	1,309	(8.6)%	65,329	(98.2)%
Other consumer loans	22,749	23,234	(2.1)%	21,621	5.2%
Loans held-for-investment	2,046,063	1,959,237	4.4%	1,732,205	18.1%
Loans held-for-sale	22,811	18,982	20.2%	37,026	(38.4)%
Total loans	$2,068,874	$1,978,219	4.6%	$1,769,231	16.9%

The increase in loans held-for-investment for the current quarter was primarily due to new funding of $181.1 million and advances on lines of credit of $51.1 million, partially offset by pay-downs and pay-offs of $141.4 million. The increase for the current year was primarily due to new funding of $631.9 million and advances of lines of credit of $162.4 million, partially offset by pay-downs and pay-offs of $474.8 million. SBA PPP loans of $112 thousand and $64.1 million were paid off through regular payments or forgiveness from SBA during the current quarter and year, respectively.
The increase in loans held-for-sale for the current quarter was primarily due to new funding of $17.3 million and transfer of $4.0 million from loans held-for-investment, partially offset by sales of $17.4 million. The decrease for the current year was primarily due to sales of $123.7 million, partially offset by new funding of $105.6 million and transfer of $4.5 million from loans held-for-investment.
The following table presents a composition of commitments to extend credit as of the dates indicated:

($ in thousands)	12/31/2022	9/30/2022	% Change	12/31/2021	% Change
Real estate loans
Commercial property	$16,172	$18,400	(12.1)%	$20,194	(19.9)%
SBA property	3,730	3,730	—%	3,068	21.6%
Construction	18,211	11,093	64.2%	5,180	251.6%
Commercial and industrial loans
Commercial term	139	2,027	(93.1)%	1,097	(87.3)%
Commercial lines of credit	254,295	254,738	(0.2)%	169,000	50.5%
SBA commercial term	234	572	(59.1)%	149	57.0%
Other consumer loans	692	847	(18.3)%	595	16.3%
Total commitments to extend credit	$293,473	$291,407	0.7%	$199,283	47.3%

Credit Quality
The following table presents a summary of non-performing loans, non-performing assets and classified assets as of the dates indicated:

($ in thousands)	12/31/2022	9/30/2022	% Change	12/31/2021	% Change
Nonaccrual loans
Real estate loans
Commercial property	$2,400	$2,444	(1.8)%	$—	—%
Residential property	372	372	—%	—	—%
SBA property	585	552	6.0%	746	(21.6)%
Commercial and industrial loans
Commercial term	—	3	(100.0)%	—	—%
Commercial lines of credit	—	4,000	(100.0)%	—	—%
SBA commercial term	—	—	—%	213	(100.0)%
Other consumer loans	3	25	(88.0)%	35	(91.4)%
Total nonaccrual loans held-for-investment	3,360	7,396	(54.6)%	994	238.0%
Loans past due 90 days or more and still accruing	—	—	—%	—	—%
Non-performing loans (“NPLs”) held-for-investment	3,360	7,396	(54.6)%	994	238.0%
NPLs held-for-sale	4,000	—	—%	—	—%
Total NPLs	7,360	7,396	(0.5)%	994	640.4%
Other real estate owned (“OREO”)	—	—	—%	—	—%
Non-performing assets (“NPAs”)	$7,360	$7,396	(0.5)%	$994	640.4%
Loans past due and still accruing
Past due 30 to 59 days	$47	$215	(78.1)%	$549	(91.4)%
Past due 60 to 89 days	87	195	(55.4)%	5	1,640.0%
Past due 90 days or more	—	—	—%	—	—%
Total loans past due and still accruing	$134	$410	(67.3)%	554	(75.8)%
Troubled debt restructurings (“TDRs”)
Accruing TDRs	$534	$542	(1.5)%	$576	(7.3)%
Nonaccrual TDRs	—	7	(100.0)%	17	(100.0)%
Total TDRs	$534	$549	(2.7)%	$593	(9.9)%
Special mention loans	$6,857	$5,986	14.6%	$18,092	(62.1)%
Classified assets
Classified loans held-for-investment	$6,211	$10,293	(39.7)%	$5,168	20.2%
Classified loans held-for-sale	4,000	—	—%	—	—%
OREO	—	—	—%	—	—%
Classified assets	$10,211	$10,293	(0.8)%	$5,168	97.6%
NPLs held-for-investment to loans held-for-investment	0.16%	0.38%		0.06%
NPAs to total assets	0.30%	0.32%		0.05%
Classified assets to total assets	0.42%	0.44%		0.24%

During the current quarter, nonaccrual commercial lines of credit of $4.0 million were transferred to loan held-for-sale. The decrease in special mention loans for the current year was primarily due to improvements of 2 loans with an aggregated carrying value of $11.3 million at December 31, 2021.
Investment Securities
Total investment securities were $141.9 million at December 31, 2022, an increase of $12.5 million, or 9.6%, from $129.4 million at September 30, 2022 and an increase of $18.7 million, or 15.2%, from $123.2 million at December 31, 2021. The increase for the current quarter was primarily due to purchases of $16.3 million and a fair value increase of $711 thousand, partially offset by principal pay-downs and calls of $4.5 million and net premium amortization of $60 thousand. The increase for the current year was primarily due to purchases of $57.4 million, partially offset by principal pay-downs and calls of $23.2 million, a fair value decrease of $15.1 million and net premium amortization of $367 thousand.

Deposits
The following table presents the Company’s deposit mix as of the dates indicated:

	12/31/2022		9/30/2022		12/31/2021
($ in thousands)	Amount	% to Total	Amount	% to Total	Amount	% to Total
Noninterest-bearing demand deposits	$734,989	35.9%	$809,842	40.9%	$830,383	44.5%
Interest-bearing deposits
Savings	8,579	0.4%	13,028	0.7%	16,299	0.9%
NOW	11,405	0.6%	17,550	0.9%	20,185	1.1%
Retail money market accounts	494,749	24.2%	522,412	26.4%	386,041	20.5%
Brokered money market accounts	8	—%	10,010	0.5%	1	0.1%
Retail time deposits of
$250,000 or less	295,354	14.4%	236,864	12.0%	256,956	13.8%
More than $250,000	353,876	17.3%	239,271	12.1%	172,269	9.2%
State and brokered time deposits	147,023	7.2%	129,121	6.5%	185,000	9.9%
Total interest-bearing deposits	1,310,994	64.1%	1,168,256	59.1%	1,036,751	55.5%
Total deposits	$2,045,983	100.0%	$1,978,098	100.0%	$1,867,134	100.0%

The decrease in noninterest-bearing demand deposits was primarily due to strong deposit market competition and the migration of noninterest-bearing demand deposits to money market accounts and time deposits attributable to the rising market rates. To remain competitive in this rising interest rate environment, the Bank started to offer higher rates on deposit products to retain and attract new customers.
The increase in retail time deposits for the current quarter was primarily due to new accounts of $384.5 million, renewals of the matured accounts of $122.6 million and balance increases of $7.6 million, partially offset by matured and closed accounts of $341.6 million. The increase for the current year was primarily due to new accounts of $636.7 million, renewals of the matured accounts of $602.9 million and balance increases of $23.4 million, partially offset by matured and closed accounts of $1.04 billion.
Liquidity
The following table presents a summary of the Company’s liquidity position as of December 31, 2022:

($ in thousands)	12/31/2022
Cash and cash equivalents	$147,031
Cash and cash equivalents to total assets	6.1%

Available borrowing capacity
FHLB advances	$581,745
Federal Reserve Discount Window	23,902
Overnight federal funds lines	65,000
Total	$670,647
Total available borrowing capacity to total assets	27.7%

Shareholders’ Equity
Shareholders’ equity was $335.4 million at December 31, 2022, an increase of $2.7 million, or 0.8%, from $332.7 million at September 30, 2022 and an increase of $79.2 million, or 30.9%, from $256.3 million at December 31, 2021. The increase for the current quarter was primarily due to net income, partially offset by cash dividends declared on common stock of $2.2 million and repurchase of common stock of $4.5 million. The increase for the current year was primarily due to net income and issuance of preferred stock of $69.1 million (as discussed below), partially offset by cash dividends declared on common stock of $8.9 million, repurchase of common stock of $6.7 million and an increase in accumulated other comprehensive loss of $10.7 million.
Stock Repurchase
On April 8, 2021, the Company’s Board of Directors approved a repurchase program authorizing the repurchase of up to 5% of the Company’s outstanding common stock as of the date of the board meeting, which represented 775,000 shares, through September 7, 2021. The Company repurchased and retired 680,269 shares of common stock totaling $10.9 million at a weighted-average price of $15.99 per share under this program.
On July 28, 2022, the Company’s Board of Directors approved a repurchase program authorizing for the repurchase of up to 5% of the Company’s outstanding common stock as of the date of the board meeting, which represented 747,938 shares, through February 1, 2023. On January 26, 2023, the Company announced the amendment to the repurchase program, which extended the program expiration from February 1, 2023 to February 1, 2024. The Company repurchased and retired 362,557 shares of common stock at a weighted-average price of $18.57 per share, totaling $6.7 million under this repurchase program as of December 31, 2022.
Issuance of Preferred Stock Under the Emergency Capital Investment Program
On May 24, 2022, the Company issued 69,141 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, liquidation preference of $1,000 per share (“Series C Preferred Stock”) for the capital investment of $69.1 million from the U.S. Treasury under the Emergency Capital Investment Program (“ECIP”). ECIP investment is treated as tier 1 capital for regulatory capital purposes.
The Series C Preferred Stock bears no dividend for the first 24 months following the investment date. Thereafter, the dividend rate will be adjusted based on the lending growth criteria listed in the terms of the ECIP investment with an annual dividend rate up to 2%. After the tenth anniversary of the investment date, the dividend rate will be fixed based on average annual amount of lending in years 2 through 10.
Capital Ratios
Based on changes to the Federal Reserve’s definition of a “Small Bank Holding Company” that increased the threshold to $3 billion in assets in August 2018, the Company is not currently subject to separate minimum capital measurements. At such time as the Company reaches the $3 billion asset level, it will again be subject to capital measurements independent of the Bank. For comparison purposes, the Company’s ratios are included in following discussion. The following table presents capital ratios for the Company and the Bank as of the dates indicated:

	12/31/2022	9/30/2022	12/31/2021	Well Capitalized Requirements
PCB Bancorp
Common tier 1 capital (to risk-weighted assets)	13.29%	13.69%	14.79%	N/A
Total capital (to risk-weighted assets)	17.83%	18.34%	16.04%	N/A
Tier 1 capital (to risk-weighted assets)	16.62%	17.14%	14.79%	N/A
Tier 1 capital (to average assets)	14.33%	14.74%	12.11%	N/A
PCB Bank
Common tier 1 capital (to risk-weighted assets)	16.30%	16.82%	14.48%	6.5%
Total capital (to risk-weighted assets)	17.52%	18.02%	15.73%	10.0%
Tier 1 capital (to risk-weighted assets)	16.30%	16.82%	14.48%	8.0%
Tier 1 capital (to average assets)	14.05%	14.47%	11.85%	5.0%

About PCB Bancorp
PCB Bancorp is the bank holding company for PCB Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control, including but not limited to general economic uncertainty in the United States and abroad, the impact of inflation, changes in interest rates (including actions taken by the Federal Reserve to address inflation), deposit flows, and real estate values, and their corresponding impact on our customers, and the network and data incident discovered on August 30, 2021. These and other important factors are detailed in various securities law filings made periodically by the Company, copies of which are available from the Company without charge. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

PCB Bancorp and Subsidiary
Consolidated Balance Sheets (Unaudited)
($ in thousands, except share and per share data)

	12/31/2022	9/30/2022	% Change	12/31/2021	% Change
Assets
Cash and due from banks	$23,202	$22,252	4.3%	$15,222	52.4%
Interest-bearing deposits in other financial institutions	123,829	131,786	(6.0)%	188,063	(34.2)%
Total cash and cash equivalents	147,031	154,038	(4.5)%	203,285	(27.7)%
Securities available-for-sale, at fair value	141,863	129,401	9.6%	123,198	15.2%
Loans held-for-sale	22,811	18,982	20.2%	37,026	(38.4)%
Loans held-for-investment	2,046,063	1,959,237	4.4%	1,732,205	18.1%
Allowance for loan losses	(24,942)	(23,761)	5.0%	(22,381)	11.4%
Net loans held-for-investment	2,021,121	1,935,476	4.4%	1,709,824	18.2%
Premises and equipment, net	6,916	4,671	48.1%	3,098	123.2%
Federal Home Loan Bank and other bank stock	10,183	10,183	—%	8,577	18.7%
Bank-owned life insurance	30,064	29,883	0.6%	29,358	2.4%
Deferred tax assets, net	3,115	12,135	(74.3)%	10,824	(71.2)%
Servicing assets	7,347	7,627	(3.7)%	7,269	1.1%
Operating lease assets	6,358	6,897	(7.8)%	6,786	(6.3)%
Accrued interest receivable	7,472	6,070	23.1%	5,368	39.2%
Other assets	15,755	11,688	34.8%	5,122	207.6%
Total assets	$2,420,036	$2,327,051	4.0%	$2,149,735	12.6%
Liabilities
Deposits
Noninterest-bearing demand	$734,989	$809,842	(9.2)%	$830,383	(11.5)%
Savings, NOW and money market accounts	514,741	563,000	(8.6)%	422,526	21.8%
Time deposits of $250,000 or less	382,377	305,985	25.0%	341,956	11.8%
Time deposits of more than $250,000	413,876	299,271	38.3%	272,269	52.0%
Total deposits	2,045,983	1,978,098	3.4%	1,867,134	9.6%
Federal Home Loan Bank advances	20,000	—	—%	10,000	100.0%
Operating lease liabilities	6,809	7,402	(8.0)%	7,444	(8.5)%
Accrued interest payable and other liabilities	11,802	8,832	33.6%	8,871	33.0%
Total liabilities	2,084,594	1,994,332	4.5%	1,893,449	10.1%
Commitments and contingent liabilities
Shareholders’ equity
Preferred stock	69,141	69,141	—%	—	—%
Common stock	149,631	153,890	(2.8)%	154,992	(3.5)%
Retained earnings	127,181	120,699	5.4%	101,140	25.7%
Accumulated other comprehensive income (loss), net	(10,511)	(11,011)	(4.5)%	154	NM
Total shareholders’ equity	335,442	332,719	0.8%	256,286	30.9%
Total liabilities and shareholders’ equity	$2,420,036	$2,327,051	4.0%	$2,149,735	12.6%

Outstanding common shares	14,625,474	14,853,140		14,865,825
Book value per common share (1)	$22.94	$22.40		$17.24
TCE per common share (2)	$18.21	$17.75		$17.24
Total loan to total deposit ratio	101.12%	100.01%		94.76%
Noninterest-bearing deposits to total deposits	35.92%	40.94%		44.47%

(1)The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares. The Company did not have any intangible equity components for the presented periods.
(2)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

PCB Bancorp and Subsidiary
Consolidated Statements of Income (Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended					Year Ended
	12/31/2022	9/30/2022	% Change	12/31/2021	% Change	12/31/2022	12/31/2021	% Change
Interest and dividend income
Loans, including fees	$28,786	$24,835	15.9%	$20,363	41.4%	$95,054	$79,155	20.1%
Investment securities	957	806	18.7%	441	117.0%	2,907	1,613	80.2%
Other interest-earning assets	1,833	1,194	53.5%	191	859.7%	3,790	704	438.4%
Total interest income	31,576	26,835	17.7%	20,995	50.4%	101,751	81,472	24.9%
Interest expense
Deposits	7,295	2,798	160.7%	847	761.3%	11,984	4,043	196.4%
Other borrowings	16	14	14.3%	53	(69.8)%	135	292	(53.8)%
Total interest expense	7,311	2,812	160.0%	900	712.3%	12,119	4,335	179.6%
Net interest income	24,265	24,023	1.0%	20,095	20.8%	89,632	77,137	16.2%
Provision (reversal) for loan losses	1,149	3,753	(69.4)%	(1,462)	NM	3,602	(4,596)	NM
Net interest income after provision (reversal) for loan losses	23,116	20,270	14.0%	21,557	7.2%	86,030	81,733	5.3%
Noninterest income
Gain on sale of loans	759	1,415	(46.4)%	3,374	(77.5)%	7,990	12,932	(38.2)%
Service charges and fees on deposits	352	341	3.2%	308	14.3%	1,326	1,195	11.0%
Loan servicing income	734	780	(5.9)%	688	6.7%	2,969	2,770	7.2%
Bank-owned life insurance income	181	178	1.7%	108	67.6%	706	108	553.7%
Other income	363	462	(21.4)%	360	0.8%	1,508	1,429	5.5%
Total noninterest income	2,389	3,176	(24.8)%	4,838	(50.6)%	14,499	18,434	(21.3)%
Noninterest expense
Salaries and employee benefits	7,879	8,457	(6.8)%	7,061	11.6%	33,056	27,974	18.2%
Occupancy and equipment	1,897	1,650	15.0%	1,417	33.9%	6,481	5,575	16.3%
Professional fees	607	587	3.4%	585	3.8%	2,239	2,159	3.7%
Marketing and business promotion	724	909	(20.4)%	586	23.5%	2,150	1,656	29.8%
Data processing	434	427	1.6%	408	6.4%	1,706	1,572	8.5%
Director fees and expenses	176	179	(1.7)%	161	9.3%	706	594	18.9%
Regulatory assessments	159	150	6.0%	138	15.2%	597	537	11.2%
Other expense	1,239	1,336	(7.3)%	812	52.6%	4,191	3,141	33.4%
Total noninterest expense	13,115	13,695	(4.2)%	11,168	17.4%	51,126	43,208	18.3%
Income before income taxes	12,390	9,751	27.1%	15,227	(18.6)%	49,403	56,959	(13.3)%
Income tax expense	3,688	2,798	31.8%	4,551	(19.0)%	14,416	16,856	(14.5)%
Net income	$8,702	$6,953	25.2%	$10,676	(18.5)%	$34,987	$40,103	(12.8)%

Earnings per common share
Basic	$0.59	$0.47		$0.72		$2.35	$2.66
Diluted	$0.58	$0.46		$0.70		$2.31	$2.62
Average common shares
Basic	14,700,010	14,877,879		14,799,973		14,833,191	15,017,637
Diluted	14,904,106	15,088,089		15,093,351		15,076,348	15,253,820

Dividend paid per common share	$0.15	$0.15		$0.12		$0.60	$0.44
Return on average assets (1)	1.44%	1.19%		2.01%		1.54%	1.96%
Return on average shareholders’ equity (1)	10.31%	8.16%		16.84%		11.42%	16.52%
Return on average TCE (1), (2)	12.99%	10.25%		16.84%		13.23%	16.52%
Efficiency ratio (3)	49.20%	50.35%		44.79%		49.10%	45.21%

(1)Ratios are presented on an annualized basis.
(2)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Three Months Ended
	12/31/2022			9/30/2022			12/31/2021
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)
Assets
Interest-earning assets
Total loans (1)	$2,004,220	$28,786	5.70%	$1,905,366	$24,835	5.17%	$1,758,421	$20,363	4.59%
Mortgage-backed securities	90,346	585	2.57%	93,546	518	2.20%	88,501	263	1.18%
Collateralized mortgage obligation	25,570	221	3.43%	24,090	151	2.49%	20,233	53	1.04%
SBA loan pool securities	9,545	71	2.95%	10,435	56	2.13%	9,199	41	1.77%
Municipal bonds (2)	4,050	33	3.23%	4,491	34	3.00%	5,698	37	2.58%
Corporate bonds	4,555	47	4.09%	4,801	47	3.88%	5,019	47	3.72%
Other interest-earning assets	182,018	1,833	4.00%	200,367	1,194	2.36%	175,468	191	0.43%
Total interest-earning assets	2,320,304	31,576	5.40%	2,243,096	26,835	4.75%	2,062,539	20,995	4.04%
Noninterest-earning assets
Cash and due from banks	21,139			20,609			20,618
Allowance for loan losses	(23,800)			(21,117)			(23,835)
Other assets	78,069			76,851			52,512
Total noninterest-earning assets	75,408			76,343			49,295
Total assets	$2,395,712			$2,319,439			$2,111,834
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$540,312	2,852	2.09%	$577,975	1,375	0.94%	$406,343	301	0.29%
Savings	10,692	3	0.11%	14,990	2	0.05%	14,161	2	0.06%
Time deposits	718,735	4,440	2.45%	544,774	1,421	1.03%	587,523	544	0.37%
Total interest-bearing deposits	1,269,739	7,295	2.28%	1,137,739	2,798	0.98%	1,008,027	847	0.33%
Other borrowings	1,739	16	3.65%	2,033	14	2.73%	13,315	53	1.58%
Total interest-bearing liabilities	1,271,478	7,311	2.28%	1,139,772	2,812	0.98%	1,021,342	900	0.35%
Noninterest-bearing liabilities
Noninterest-bearing demand	771,632			825,362			824,504
Other liabilities	17,770			16,057			14,511
Total noninterest-bearing liabilities	789,402			841,419			839,015
Total liabilities	2,060,880			1,981,191			1,860,357
Total shareholders’ equity	334,832			338,248			251,477
Total liabilities and shareholders’ equity	$2,395,712			$2,319,439			$2,111,834
Net interest income		$24,265			$24,023			$20,095
Net interest spread (3)			3.12%			3.77%			3.69%
Net interest margin (4)			4.15%			4.25%			3.87%
Total deposits	$2,041,371	$7,295	1.42%	$1,963,101	$2,798	0.57%	$1,832,531	$847	0.18%
Total funding (5)	$2,043,110	$7,311	1.42%	$1,965,134	$2,812	0.57%	$1,845,846	$900	0.19%

(1)Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan fees and costs.
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
(6)Annualized.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Year Ended
	12/31/2022			12/31/2021
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate	Average Balance	Interest Income/ Expense	Avg. Yield/Rate
Assets
Interest-earning assets
Total loans (1)	$1,872,557	$95,054	5.08%	$1,702,073	$79,155	4.65%
Mortgage-backed securities	89,066	1,826	2.05%	89,693	989	1.10%
Collateralized mortgage obligation	23,479	545	2.32%	22,633	221	0.98%
SBA loan pool securities	10,309	208	2.02%	10,515	189	1.80%
Municipal bonds (2)	4,874	140	2.87%	5,755	146	2.54%
Corporate bonds	4,810	188	3.91%	1,841	68	3.69%
Other interest-earning assets	194,205	3,790	1.95%	179,353	704	0.39%
Total interest-earning assets	2,199,300	101,751	4.63%	2,011,863	81,472	4.05%
Noninterest-earning assets
Cash and due from banks	20,735			19,676
Allowance for loan losses	(22,125)			(25,270)
Other assets	73,951			41,187
Total noninterest-earning assets	72,561			35,593
Total assets	$2,271,861			$2,047,456
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$504,275	4,970	0.99%	$400,446	1,242	0.31%
Savings	14,068	9	0.06%	12,302	6	0.05%
Time deposits	593,106	7,005	1.18%	609,351	2,795	0.46%
Total interest-bearing deposits	1,111,449	11,984	1.08%	1,022,099	4,043	0.40%
Other borrowings	6,290	135	2.15%	31,302	292	0.93%
Total interest-bearing liabilities	1,117,739	12,119	1.08%	1,053,401	4,335	0.41%
Noninterest-bearing liabilities
Noninterest-bearing demand	831,621			737,216
Other liabilities	16,061			14,073
Total noninterest-bearing liabilities	847,682			751,289
Total liabilities	1,965,421			1,804,690
Total shareholders’ equity	306,440			242,766
Total liabilities and shareholders’ equity	$2,271,861			$2,047,456
Net interest income		$89,632			$77,137
Net interest spread (3)			3.55%			3.64%
Net interest margin (4)			4.08%			3.83%
Total deposits	$1,943,070	$11,984	0.62%	$1,759,315	$4,043	0.23%
Total funding (5)	$1,949,360	$12,119	0.62%	$1,790,617	$4,335	0.24%

(1)Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan fees and costs.
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

PCB Bancorp and Subsidiary
Non-GAAP Measures
($ in thousands)

Adjusted allowance for loan losses to loans held-for-investment ratio
Adjusted Allowance to loans held-for-investment ratio is calculated by removing SBA PPP loans from loans held-for-investment from the Allowance to loans held-for-investment ratio calculation. The SBA launched the PPP to provide a direct incentive for small businesses to keep their workers on the payroll in response to the COVID-19 pandemic. The SBA guarantees 100% of the PPP loans made to eligible borrowers, and the loans are eligible to be forgiven if certain conditions are met, at which point the SBA will make payments to the Bank for the forgiven amounts. The SBA guarantee on PPP loans cannot be separated from the loan and therefore is not a separate unit of account. The Company considered the SBA guarantee in the Allowance evaluation and determined that it is not required to reserve an Allowance on SBA PPP loans. Management believes this non-GAAP measure enhances comparability to prior periods and provide supplemental information regarding the Company’s credit trends. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following tables provide reconciliations of the non-GAAP measure with financial measure defined by GAAP.

($ in thousands)		12/31/2022	9/30/2022	12/31/2021
Loans held-for-investment	(a)	$2,046,063	$1,959,237	$1,732,205
Less: SBA PPP loans	(b)	1,197	1,309	65,329
Loans held-for-investment, excluding SBA PPP loans	(c)=(a)-(b)	$2,044,866	$1,957,928	$1,666,876
Allowance	(d)	$24,942	$23,761	$22,381
Allowance to loans held-for-investment ratio	(d)/(a)	1.22%	1.21%	1.29%
Adjusted Allowance to loans held-for-investment ratio	(d)/(c)	1.22%	1.21%	1.34%

Return on average tangible common equity, tangible common equity per common share and tangible common equity to total assets ratios
The Company's TCE is calculated by subtracting preferred stock from stockholders’ equity. The Company does not have any intangible assets for the presented periods. Return on average TCE, TCE per common share, and TCE to total assets constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

($ in thousands)		Three Months Ended			Year Ended
		12/31/2022	9/30/2022	12/31/2021	12/31/2022	12/31/2021
Average total shareholders' equity	(a)	$334,832	$338,248	$251,477	$306,440	$242,766
Less: average preferred stock	(b)	69,141	69,141	—	42,053	—
Average TCE	(c)=(a)-(b)	$265,691	$269,107	$251,477	$264,387	$242,766
Net income	(d)	$8,702	$6,953	$10,676	$34,987	$40,103
Return on average shareholder's equity (1)	(d)/(a)	10.31%	8.16%	16.84%	11.42%	16.52%
Return on average TCE (1)	(d)/(c)	12.99%	10.25%	16.84%	13.23%	16.52%

(1) Annualized.

($ in thousands, except per share data)		12/31/2022	9/30/2022	12/31/2021
Total shareholders' equity	(a)	$335,442	$332,719	$256,286
Less: preferred stock	(b)	69,141	69,141	—
TCE	(c)=(a)-(b)	$266,301	$263,578	$256,286
Outstanding common shares	(d)	14,625,474	14,853,140	14,865,825
Book value per common share	(a)/(d)	$22.94	$22.40	$17.24
TCE per common share	(c)/(d)	$18.21	$17.75	$17.24
Total assets	(e)	$2,420,036	$2,327,051	$2,149,735
Total shareholders' equity to total assets	(a)/(e)	13.86%	14.30%	11.92%
TCE to total assets	(c)/(e)	11.00%	11.33%	11.92%